Exhibit 99.1

Company Contact
Mr. Y. Tristan Kuo
Chief Financial Officer
China Biologic Products, Inc.
Telephone: +86-538-6202206
Email: ir@chinabiologic.com
www.chinabiologic.com

Mar. 31, 2011 (PR Newswire) --

China Biologic Products Reports Record Sales and Net Income for 2010

Tai'an, Shandong Province, PRC, March 31, 2010 – China Biologic Products, Inc. (NASDAQ: CBPO) (“China Biologic” or the “Company”), one of the leading plasma-based biopharmaceutical companies in the People’s Republic of China (“PRC”), today reported record sales and net income for the year ended December 31, 2010.

  Sales increased $20.7 million or 17.4% to $139.7 million for the year ended December 31, 2010 from $119.0 million in 2009.
  Gross profit increased $16.4 million or 18.9% to $102.7 million in 2010 from $86.4 million in 2009. Gross profit as a percent of sales increased to 73.5% in 2010 from 72.6% in 2009.
  Income from operations increased $8.1 million or 13.3% to $69.5 million in 2010 from $61.4 million in 2009.
  GAAP Net income attributable to China Biologic in 2010 was $31.5 million or $1.30 per diluted share, including a $3.2 million non-cash charge related to change in the fair value of derivative liabilities, compared with $2.2 million or $0.10 per diluted share in 2009, which includes a $28.9 million non-cash charge related to change in the fair value of derivative liabilities.
  Non-GAAP adjusted net income was $39.0 million or $1.61 per diluted share in 2010 compared with $31.5 million or $1.43 per diluted share in 2009.

In addition, China Biologic announced that it has restated the financial statements for the year 2009 and will restate the financial statements for the interim periods for years 2009 and 2010 as soon as practical which will be set forth in its Annual Report on Form 10-K for the year ended December 31, 2010 and the amendments to the periodic reports for the affected periods. The revisions were made primarily to correct: (1) inadvertent omission of the fair value of the callable features embedded in the warrants issued on July 19, 2006 (the “2006 Warrants”) and (ii) misinterpretation of US GAAP regarding recognition of deferred tax liabilities related to the acquisition of Guiyang Dalin Biologic Technologies Co., Ltd. (“Dalin”) in 2009 (the “Dalin Acquisition”). The Company expects that the restatement will not have an effect on the Company’s liquidity, cash resources, or future business operations because they are all noncash adjustments.

CEO comments

Mr. Chao Ming (Colin) Zhao, Chief Executive Officer of China Biologic, said, “We are pleased with our progress and good operating and financial results for 2010. We believe our acquisitions from 2008 and 2009 are starting to deliver the expected good performance.”

“We believe that our strategy of direct institutional sales remains the good long-term model for serving our customers for our products and markets in China. When we acquired Dalin, we converted its sales model to direct institutional sales from sales conducted mainly through distributors. In 2010, direct institutional sales of Dalin did not grow as quickly as we expected. We will continue to strengthen Dalin’s direct institutional sales approach in 2011.

"We have restated our financial statements for the year 2009 and will restate the financial statements for the interim periods for years 2009 and 2010 due to adjustments to certain non-cash items below our operating income line, which are mainly associated with the evaluation of the fair market value of the callable feature of our warrants previously issued in 2006 and deferred tax liabilities in connection with the Company’s prior acquisition of Dalin. We believe these adjustments will not negatively affect our operations and affect our ability to be successful in our business, expand our market share, generate free cash flow, or achieve our long-term strategic goals.

“With the continuing expansion of China’s economy, China Biologic’s outlook for 2011 remains good. We believe higher health standards will continue to be among the government’s priorities. And our plasma collection stations and processing facilities are in good locations and are operating at high standards.

“In addition, we have completed the development stages for two new products and expect their approval by China’s State Food and Drug Administration in 2011.

“We expect to continue to grow our business, primarily by internal growth and, when appropriate, by prudent acquisitions that can enlarge our geographic operations or provide natural extensions of our current product lines. We look forward to the year 2011 with confidence and determination.”

The 2010 financial results presented below reflect the restatement made for fiscal year 2009. For a more detailed information about the restatements, please see below under the heading “Restatements of the financial statements for year 2009 and the interim periods for years 2009 and 2010.”

Results for the year 2010

Revenues increased 17.4% or $20.7 million to $139.7 million in 2010 from $119.0 million in 2009 due mainly to a general increase in the price and volume of plasma based products.

Sales from human albumin product rose approximately 13.4% year-over-year to approximately $67.1 million, accounting for approximately 48.0% of the total sales in 2010, as compared to approximately 49.7% in 2009. Sales volume of human albumin products increased approximately 15.7% in 2010 as compared to 2009, while average selling price (“ASP”) of human albumin decreased by1.8% . The price decrease in human albumin is due to the increased in volume of imported human albumin products in 2010 and we believe the trend may continue as long as the volume of the imported human albumin products continue to grow. Sales from human immunoglobulin for intravenous injection (“IVIG”) grew approximately 9.6% to approximately $48.0 million in 2010 and represented approximately 34.3% of the total sales, as compared to approximately 36.8% of total sales in 2009. Increase in sales from IVIG was mainly due to an approximately 26.9% increase in ASP which was partially offset by an approximately 15.8% decrease in sales volume. Sales from the human tetanus immunoglobulin products rose approximately 55.8% to approximately $4.1 million, contributing approximately 2.9% of total sales in 2010 as compared to approximately 2.2% in 2009. Sales volume and ASP for human tetanus immunoglobulin increased approximately 24.6% and 12.6%, respectively. Sales from human hepatitis B immunoglobulin rose approximately 206.7% to approximately $10.6 million, contributing approximately 7.6% of the total sales in 2010 as compared to approximately 2.9% in 2009. Sales volume and ASP for human hepatitis B immunoglobulin increased approximately 7.4% and 186.4% in 2010, respectively. Sales from human rabies immunoglobulin rose approximately 57.2% to $7.5 million, contributing approximately 5.3% of total sales in 2010 as compared to approximately 4.0% in 2009. Sales volume and ASP for sales human rabies immunoglobulin increased 26.5% and 24.6% in 2010, respectively.

Gross profit increased $16.4 million or 18.9% to $102.7 million in 2010 from $86.4 million in 2009. Gross profit margin was 73.5% in 2010, as compared to 72.6% in the prior year.

Total operating expenses in 2010 increased 32.9% to $33.2 million, as compared to $25.0 million in the prior year. As a percentage of total sales, total expenses increased to 23.8% in 2010 from 21.0% in 2009.

Selling expenses increased 108.9% to $7.4 million in 2010 from $3.5 million in 2009. As a percentage of total sales, selling expenses increased to 5.3% in 2010 from 3.0% in 2009. The increase in selling expenses was primarily due to the increased marketing efforts in connection with strengthening our direct institution sales approach.

General and administrative (“G&A”) expenses increased 18.7% to $23.5 million in 2010. As a percentage of total sales, G&A expenses were 16.8% and 16.6% for 2010 and 2009, respectively. The dollar increase in G&A expenses was mainly due to higher expenses in professional services, non-cash employee compensation, travel, and general office expenses as we continue our efforts in integrating our two main operating entities, and an increased amount of inventory allowance for reserving non-useable plasma in connection with 90 day plasma quarantine rules implemented by China SFDA in July 2008. The Company incurred $2.3 million in non-cash employee compensation in 2010, as compared to $62,281 in 2009.

Research and development expenses increased 40.5% to $2.3 million, or 1.7% of total sales in 2010, as compared to $1.7 million, or 1.4% in 2009. The dollar increase was primarily due to the costs associated with the development of two new products that are at the end of their development stages.

Income from operations increased 13.3% to $69.5 million or 49.8% of total sales in 2010, as compared to $61.4 million, or 51.6% in 2009.

Total loss related to change in fair value of derivative liabilities in 2010 was $3.2 million, as compared to $28.9 million in the prior year. Net interest expense decreased to $1.9 million in 2010 from $3.9 million in 2009, primarily due to the related party loan associated with the Dalin Acquisition being paid off in the second quarter of 2010.

The provision for income taxes increased 35.9% to $13.6 million in 2010, from $10.0 million in 2009. The effective tax rate in 2010 was 20.7%, as compared to 34.7% in 2009. The decrease in effective tax rate was mainly due to lower non-tax deductible charges of $25.7 million in the change in fair value of derivative liabilities as compared to the 2010.

GAAP net income attributable to China Biologic in 2010 was $31.5 million, or $1.30 per diluted share, as compared to $2.2 million, or $0.10 per diluted share, in 2009. Non-GAAP adjusted net income was $39.0 million, or $1.61 per diluted share, in 2010, as compared to $31.5 million, or $1.43 per diluted share, in 2009. Non-GAAP adjusted net income and diluted earnings per share in 2010 excluded an aggregate of $7.4 million charges, which are related to change in the fair value of derivative liabilities and non-cash employee compensation expenses after adding back interest related to the convertible notes under the if-converted method. Please see the table at the end of the release that reconciles our non-GAAP measures with the nearest comparable GAAP measures.

Financial Condition

As of December 31, 2010, the Company had $64.9 million in cash and cash equivalents, approximately $61.4 million in working capital, and a current ratio of 185.9% . Total shareholder’s equity on December 31, 2010 was $145.0 million, as compared to $84.1 million at the end of 2009. The Company generated $38.8 million in net cash from operating activities in 2010 as compared to $50.3 million in 2009.

Guidance and business outlook for 2011

China Biologic expects 2011 revenue to be in the range of $154 million and $168 million. This guidance assumes only organic growth and excludes acquisitions and construction of new facilities. The guidance necessarily assumes no significant adverse price changes during 2011.

The Company expects 2011 adjusted net income to be in the range of $41 million to $43 million, excluding any non-cash charge or gain related to change in the fair value of derivative liabilities and stock-based compensation expense and any adjustments in the U.S. federal income tax provision in 2011 related to the expiration of the look-through exception for Subpart F income on December 31, 2011. To support its business expansion, the Company expects to have substantially higher expenses in 2011 to expand its geographic market coverage, add new customers, and increase direct sales to institutional customers of its products. Due to the expected expense increase associated with our marketing and sales efforts, we anticipate modest growth in adjusted net income for 2011 despite anticipated growth in sales in 2011.

As a corporate policy, the Company does not intend to update this guidance during the year unless required by the applicable laws. This forecast reflects the Company’s current and preliminary views, which are subject to change.

Restatements of the financial statements for year 2009 and the interim periods for years 2009 and 2010

The Company’s audit committee has determined that it will restate its previously issued financial statements for the year 2009 and the interim periods for years 2009 and 2010 to reflect the correction of accounting errors in connection with reevaluation of the accounting treatments for two issues: (1) inadvertently omission of the fair value of callable feature embedded in the 2006 Warrants; and (2) misinterpretation of US GAAP regarding the recognition of deferred tax liabilities in connection with the Dalin Acquisition.

Recognition of fair value of the callable feature for the 2006 Warrants

In 2006, the Company issued 1,070,000 warrants to certain accredited investors. According to the terms of the 2006 Warrants, the Company may, in its sole discretion, elect to require the 2006 Warrants holders to exercise up to all of the unexercised portion of the 2006 Warrants (“Callable Feature”). The Company inadvertently omitted the fair value of the Callable Features embedded in the 2006 Warrants when reclassifying the fair value of 2006 Warrants from equity to derivative liabilities as of January 1, 2009 while adopting EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock” (FASB ASC 815-40-15-5) (or “EITF 07-05”). As a result, the retained earnings and additional paid-in capital should have been increased by $535,615 and $138,160, respectively, and the derivative liabilities should have been decreased by $673,775 as of January 1, 2009. During the year ended December 31, 2009, all of the 2006 Warrants were exercised. The Company inadvertently omitted recognizing the impact of fair value change arising from the Callable Feature in estimating the fair value of the 2006 Warrants during 2009. As a result, the loss of change in fair value of derivative liabilities during the year ended December 31, 2009 should have been decreased by $710,861. The retained earnings and additional paid-in capital should have been increased by $1,246,476 and decreased by $1,246,476, respectively, as of December 31, 2009.

Recognition of deferred tax liabilities in connection with the Dalin Acquisition

In connection with the Dalin Acquisition in 2009, the Company misinterpreted US GAAP regarding the accounting for the business combination. As a result, the Company did not recognize deferred tax liabilities for differences between the assigned values and the tax bases of the intangible assets and certain property, plant and equipment acquired in the Dalin Acquisition in accordance with ASC Topic 740, Income Taxes. As of January 1, 2009, deferred tax liabilities of $4,749,099 should have been recognized with a corresponding increase in goodwill of $4,749,099. During the year ended December 31, 2009, the Company also should have recorded deferred tax benefit representing the tax effect of the amortization of intangible assets and the depreciation of property, plant and equipment for the year ended December 31, 2009. As a result, the goodwill, deferred tax liabilities, retained earnings, noncontrolling interest and accumulated other comprehensive income of the Company should have been increased by $4,775,139, $4,275,295, $232,368, $267,333 and $143, respectively, as of December 31, 2009.

Conference call

China Biologic will host a dial-in conference call at 7:00 a.m. EDT (New York) on Friday, April 1, 2011, to discuss its results for 2010. To participate in the conference call, please dial the appropriate number about 10 minutes prior to the scheduled conference call time:

The dial-in details for the live conference call are:

U.S. toll-free number	1 866 549 1292
Mainland China toll-free number	400 681 6949
Hong Kong local access	3005 2050
International toll number	+852 3005 2050
Participant pass code	674 477#

A telephone replay of the call will be available after the conclusion of the conference all through 8:00 a.m. EDT on April 8, 2011.

The dial-in details for the telephone replay are:
U.S. toll-free number	1 866 753 0743
Mainland China toll free number	800 876 8594
Hong Kong local access	3005 2020
International dial-in toll number	+852 3005 2020
Replay pass code	138 012#

Use of non-GAAP financial measures

This press release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company’s Senior Secured Convertible Notes (after adding back interest related to the convertible notes under the if-converted method). To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co. Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is currently the largest non-state-owned plasma-based biopharmaceutical company in China. The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies, and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company’s website www.chinabiologic.com for additional information.

Safe harbor statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements,” including, among others, statements regarding: the Company’s expected financial performance in 2011 and our ability to deliver such results; our new products and expected government approval,; the Company’s ability to build new or expand existing plasma collection stations; expected growth in Chinese economy and our business, our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for our products, as well as all assumptions, expectations, predictions, intentions or beliefs about future events.. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended
	December 31,	December 31,

Sales
External customers	$138,674,983	$118,293,137
Related party	1,020,434	705,018
Total sales	139,695,417	118,998,155

Cost of sales
External customers	36,793,775	32,544,743
Related party	157,374	77,165
Cost of sales	36,951,149	32,621,908

Gross profit	102,744,268	86,376,247

Operating expenses
Selling expenses	7,372,348	3,529,242
General and administrative expenses	23,510,566	19,807,123
Research and development expenses	2,336,126	1,662,690

Income from operations	69,525,228	61,377,192

Other expenses/(income)
Equity in income of equity method investee	(1,070,241)	(566,984)
Change in fair value of derivative liabilities	3,233,288	28,915,328
Interest expense, net	1,930,165	3,930,249
Other (income)/expense, net	(169,043)	261,252
Total other expenses, net	3,924,169	32,539,845

Earnings before income tax expense	65,601,059	28,837,347

Income tax expense	13,608,755	10,013,563

Net income	51,992,304	18,823,784

Less: Net income attributable to the noncontrolling interest	20,449,421	16,615,658

Net income attributable to China Biologic Products, Inc.	31,542,883	2,208,126

Earnings per share:
Basic	$1.34	$0.10
Diluted	$1.30	$0.10

Weighted average shares used in computation:
Basic	$23,586,506	$21,754,911
Diluted	$24,176,432	$21,949,638

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009

ASSETS
Current Assets
Cash and cash equivalents	$64,941,368	$53,843,951
Accounts receivable, net of allowance for doubtful accounts	9,922,111	1,767,076
Accounts receivable - a related party	212,611	222,617
Inventories	52,300,447	35,132,724
Other receivables	2,727,110	2,186,441
Prepayments and prepaid expenses	855,338	1,299,125
Deferred tax assets	1,860,753	1,053,771
Total Current Assets	132,819,738	95,505,705

Property, plant and equipment, net	39,511,731	28,873,413
Intangible assets, net	14,559,020	17,200,512
Land use right, net	4,701,450	3,979,810
Prepayments for non-current assets	4,254,423	3,223,960
Goodwill	17,778,231	17,200,728
Equity method investment	7,297,201	6,627,355
Total Assets	$220,921,794	$172,611,483

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$3,034,000	$4,401,000
Short term loans - noncontrolling interest	-	3,652,500
Accounts payable	4,392,772	3,750,441
Due to related party	3,192,140	3,086,940
Other payables and accrued expenses	21,606,730	21,516,116
Accrued interest - noncontrolling interest	-	2,068,526
Advance from customers	3,560,018	3,868,577
Income tax payable	6,659,805	7,479,279
Other taxes payable	2,146,868	1,294,800
Convertible notes	1,196,233	89,760
Derivative liabilities - embedded conversion option in convertible notes	14,561,661	19,960,145
Derivative liabilities - warrants	11,095,592	12,701,262
Total Current Liabilities	71,445,819	83,869,346
Other payable	333,008	323,687
Deferred tax liabilities	4,098,834	4,275,295
Total Liabilities	75,877,661	88,468,328

Stockholder’s Equity
Common stock: par value $.0001; 100,000,000 shares authorized;	2,435	2,305
Additional paid-in capital	35,435,139	21,270,601
Retained earnings	55,739,101	24,196,218
Accumulated other comprehensive income	8,023,121	4,227,537
Total stockholder’s equity attributable to China Biologic Products Inc	99 199 796	49 696 661

Noncontrolling interest	45,844,337	34,446,494

Total Stockholder’s Equity	145,044,133	84,143,155

Commitments and contingencies	-	-

Total Liabilities and Stockholder’s Equity	$220,921,794	$172,611,483

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	51,992,304	18,823,784
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	3,607,184	2,709,623
Amortization	3,566,269	3,358,532
Loss on sale of property, plant and equipment	120,224	224,548
Reversal of allowance for doubtful accounts, net	(57,624)	(13,089)
Provision for doubtful accounts - other receivables and prepayments	475,346	280,796
Write-down of obsolete inventories	451,761	519,333
Deferred tax benefit, net	(1,101,171)	(1,552,661)
Stock compensation	2,341,783	62,281
Change in fair value of derivative liabilities	3,233,288	28,915,328
Amortization of deferred note issuance cost	258,753	247,199
Amortization of discount on convertible notes	1,590,740	100,253
Equity in income of equity method investee	(1,070,241)	(566,984)
Change in operating assets and liabilities, net of acquisition in Dalin:
Accounts receivable – third parties	(7,837,681)	(1,707,714)
Accounts receivable - related party	17,158	197,284
Other receivables	182,686	(1,744,794)
Inventories	(16,026,215)	(12,456,975)
Prepayments and prepaid expenses	(91,307)	(248,794)
Accounts payable	505,407	(58,467)
Other payables and accrued expenses	(596,938)	7,058,773
Accrued interest - noncontrolling interest shareholders	(2,086,010)	2,068,526
Advance from customers	(429,497)	274,768
Income tax payable	(1,046,906)	2,943,767
Other taxes payable	787,913	865,670
Net cash provided by operating activities	38,787,226	50,300,987

CASH FLOWS FROM INVESTING ACTIVITIES:
Dividends received	-	384,087
Acquisition of a subsidiary, net of cash acquired	(4,063,325)	1,573,079
Acquisition of equity method investment	-	(3,225,420)
Purchase of property, plant and equipment	(10,313,432)	(3,522,768)
Purchase of intangible assets and land use right	(1,474,718)	(2,106,203)
Proceeds from sale of property, plant and equipment	-	36,771
Net cash used in investing activities	(15,851,475)	(6,860,454)

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	2010	2009

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants exercised	1,232,482	3,649,770
Proceeds from option exercised	97,600	350,000
Proceeds from issuance of convertible notes	-	8,967,516
Repayments of former shareholders loan in a subsidiary	-	(2,841,302)
Proceeds from short term bank loans	5,917,600	13,536,688
Repayment of short term bank loans	(7,397,000)	(18,355,572)
Repayment of loan from noncontrolling interest holder	(3,683,373)	(772,803)
Dividends paid by subsidiaries to noncontrolling interest shareholders	(10,446,179)	(2,969,372)
Net cash (used)/provided by financing activities	(14,278,870)	1,564,925

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	2,440,536	23,877

NET INCREASE IN CASH	11,097,417	45,029,335

Cash and cash equivalents at beginning of year	53,843,951	8,814,616

Cash and cash equivalents at end of year	$64,941,368	$53,843,951

Supplemental cash flow information
Cash paid for income taxes	$15,756,832	$8,021,981
Cash paid for interest expense (net of capitalized interest)	$810,643	$1,131,271
Noncash investing and financing activities:
Reclassification of warrant liability to paid-in capital upon warrants	$3,045,611	$4,921,639
Convertible notes conversion	$7,191,763	$2,187,330
Distribution paid by offsetting accounts receivable - related party	$-	$944,036
Distribution paid in exchange of noncontrolling interest shareholders loan	$-	$3,665,250
Distribution paid by offsetting loan and interest due from holder of	$-	$4,647,924
Net assets acquired with prepayments made in prior periods	$-	$14,250,492
Net assets acquired with unpaid investment	$-	$2,850,098
Property, plant and equipment acquired with prepayments made in prior	$1,078,348	$2,296,113
Land use right acquired with prepayments made in prior periods	$-	$146,610

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

					Accumulated
	Common stock		Additional	Retained	comprehensive	Noncontrolling
	Shares	Par	paid-in	earnings	income	interest	Total

Balance as of January 1, 2009	21,434,942	$2,143	$10,700,032	$22,382,054	$4,159,298 $	4,805,381	$42,048,90
Cumulative effect of reclassification of 2006 Warrants	-	-	(600,289)	(393,962)	-	-	(994,251)
Balance as of January 1, 2009 (reclassified)	21,434,942	$2,143	$10,099,743	$21,988,092	$4,159,298 $	4,805,381	$41,054,65

Net income	-	-	-	2,208,126	-	16,615,658	18,823,78
Foreign currency translation adjustments, net of nil	-	-	-	-	68,239	455,788	524,027
Comprehensive income							19,347,81

Dividends declared by subsidiaries to noncontrolling		-	-		-	(8,955,392)	(8,955,392)
Acquisition of Dalin	-	-	-	-	-	21,525,059	21,525,05
Stock compensation	-	-	62,281	-	-	-	62,281
Common stock issued in connection with:
- Exercise of warrants	1,284,000	128	8,571,281	-	-	-	8,571,409
- Exercise of stock option	87,500	9	349,991	-	-	-	350,000
- Conversion of convertible notes	250,000	25	2,187,305	-	-	-	2,187,330
Balance as of December 31, 2009	23,056,442	$2,305	$21,270,601	$24,196,218	$4,227,537 $	34,446,494	$84,143,15

Net income	-	-	-	31,542,883	-	20,449,421	51,992,30
Foreign currency translation adjustments, net of nil	-	-	-	-	3,795,584	1,381,931	5,177,515
Comprehensive income							57,169,81

Dividend declared by subsidiaries to noncontrolling	-	-	-	-	-	(10,446,179)	(10,446,17)
Acquisition of noncontrolling interests	-	-	-	-	-	12,670	12,670
Stock compensation	-	-	2,341,783	-	-	-	2,341,783
Common stock issued in connection with:
- Exercise of warrants	294,019	30	4,278,160	-	-	-	4,278,190
- Exercise of stock option	37,130	4	97,596	-	-	-	97,600
- Conversion of convertible notes	963,535	96	7,446,999	-	-	-	7,447,095
Balance as of December 31, 2010	24,351,126	$2,435	$35,435,139	$55,739,101	$8,023,121 $	45,844,337	$145,044,1

Non-GAAP to GAAP reconciliation table

	Fiscal Year Ended December 31, 2010		Fiscal Year Ended December 31, 2009
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Net Income - Non GAAP	$38,967,447	$1.61	$31,487,745	$1.43
Non-cash employee compensation (1)	$2,341,783	$0.10	$62,281	$0.00

Loss in fair value of derivative liabilities (2)	$3,233,288	$0.13	$28,915,328	$1.32

Interest of Convertible Notes (3)	$1,849,493	$0.08	$302,010	$0.01

Net Income attributable to controlling interest	$31,542,883	$1.30	$2,208,126	$0.10

Weighted average number of Shares	24,176,432		21,949,638